NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Announces Results For Fiscal 2014

•	39% Increase of Fiscal 2014 Net Revenues to $68.5 million versus prior year
•	31% Increase of Fiscal 2014 Net Income to $13.4 million versus prior year
•	18% Increase of Fiscal 2014 Diluted Net Income per Common Share available to Common Shareholders to $1.58 versus prior year
•	63 % Increase of Fiscal 2014 Income from Operations to $12.3 million versus prior year

MELVILLE, NEW YORK, September 15, 2014 – Fonar Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, today announced its 2014 fiscal year-end results. The Company’s two industry segments are: development, manufacturing and servicing of the UPRIGHT® Multi-Position™ MRI and management of Stand-Up® MRI (UPRIGHT® MRI) centers. The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal full weight-bearing UPRIGHT® position.

Financial Highlights

Revenues increased 39% to $68.5 million for the fiscal year ended June 30, 2014 as compared to $49.1 million for fiscal year ended June 30, 2013.

Revenues from the management of the diagnostic imaging center segment, consisting of patient and management fee revenue, increased 65% to $56.4 million for the year ended June 30, 2014, as compared to $34.3 million over the comparable period one year earlier.

Net income increased 31% to $13.4 million for the fiscal year ended June 30, 2014 as compared to $10.3 million for the earlier corresponding fiscal year.

Income from operations increased 63% to $12.3 million for the fiscal year ended June 30, 2014 from $7.5 million for the fiscal year ended June 30, 2013.

Diluted net income available to common shares for the fiscal year ending June 30, 2014 was $1.58, which includes a partial reversal of the deferred tax valuation allowance of $2.7 million, or $0.45.

Total cash and cash equivalents increased 26% to $10.0 million at June 30, 2014, from $7.9 million at June 30, 2013.

FONAR CORPORATION

Management Discussion

Raymond V. Damadian, M.D., president and chairman of Fonar Corporation, said, “the Company has grown and prospered significantly over the past year as evidenced by our outstanding financial results. This is in spite of some cuts in MRI reimbursements brought about by the Affordable Care Act. This is in large part due to the extraordinary abilities of the FONAR UPRIGHT® Multi-Position™ MRI, as well as our fine management staff.”

“A year and half have passed since the acquisition of the business of Health Diagnostics Management (HDM) and we can look back and see how advantageous acquiring these centers was,” continued Dr. Damadian. “By combining the resources of our wholly owned subsidiary, Health Management Corporation of America (HMCA), and HDM, we have seen the benefits of economies of scale, shared technical and administrative expertise and capabilities, and joint marketing strategies. In the future, we expect to facilitate growth of imaging centers through acquisitions, supporting new UPRIGHT® imaging centers, and increasing scan volume at our existing locations by continuing to educate the medical community about the unique diagnostic advantages of UPRIGHT® Multi-Position™ fully weight-loaded MRI. The new HMCA has 23 FONAR weight-bearing MRI scanners and is the largest of its kind in the world.”

“Our successful business model is made possible by the success of our current MRI scanner, the UPRIGHT® Multi Position™ (Stand-Up®) MRI,” continued Dr. Damadian. “This scanner is extremely popular with patients who experience claustrophobia or can’t lie down for long periods. The FONAR UPRIGHT® MRI provides unduplicated benefits in assessing the position dependence of patient symptoms. The UPRIGHT® MRI’s ability to make MRI motion pictures (cinés) of the cerebrospinal fluid (CSF) as it flows into and out of the upright brain and spine enables visualization of obstructions of CSF flow not found in other MRIs and leading to new understandings of the genesis of diseases such as multiple sclerosis (MS).

Significant Event

On July 17, 2014, the HDM scanning center in Naples, Florida, won the ‘People’s Choice Award’ after being selected by readers of the Naples Daily News. Stand-Up MRI of SW Florida was selected for the category of ‘Best Imaging Center’. Naples, Florida is among America’s most affluent communities.

FONAR CORPORATION

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and 157 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™,pMRI™, Spondylography™, Landscape™, CSP™, Dynamic™ and Spondylometry™ are trademarks of FONAR® Corporation.

This release may include forward-looking statements from the Company that may or may not materialize. Additional information on factors that could potentially affect the Company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2014	2013
Current Assets:
Cash and cash equivalents	$9,951,736	$7,870,727
Accounts receivable – net of allowances for doubtful accounts of $257,362 at June 30, 2014 and 2013	4,450,125	4,443,595
Medical receivables –net of allowances for doubtful accounts of $12,917,751 and $2,584,669 at June 30, 2014 and 2013, respectively	8,807,856	8,126,476
Management and other fees receivable – net of allowances for doubtful accounts of $10,901,619 and $9,095,320 at June 30, 2014 and 2013, respectively	11,970,388	11,465,913
Management and other fees receivable – related medical practices – net of allowances for doubtful accounts of $403,047 at June 30, 2014 and 2013	3,426,982	2,381,664
Costs and estimated earnings in excess of billings on uncompleted contracts	759,809	445,742
Inventories	2,443,536	2,077,088
Prepaid expenses and other current assets	1,011,358	1,054,551
Total Current Assets	42,821,790	37,865,756
Deferred Income Tax Asset	5,740,287	2,935,750
Property and Equipment – Net	15,029,729	17,524,494
Goodwill	1,767,098	1,767,098
Other Intangible Assets – Net	10,508,843	11,904,248
Other Assets	922,096	1,153,304
Total Assets	$76,789,843	$73,150,650

FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2014	2013
Current Liabilities:
Current portion of long-term debt and capital leases	$ 2,890,816	$ 2,885,769
Accounts payable	2,481,997	2,752,479
Other current liabilities	9,024,033	8,494,361
Unearned revenue on service contracts	4,730,962	4,965,415
Customer deposits	1,926,813	1,857,870
Billings in excess of costs and estimated earnings on uncompleted contracts	142,217	142,217
Income tax payable	-	19,501
Total Current Liabilities	21,196,838	21,117,612
Long-Term Liabilities:
Deferred Income Tax Liability	583,990	461,858
Due to Related Medical Practices	234,581	230,626
Long-Term Debt and Capital Leases, Less Current Portion	8,481,830	12,887,005
Other Liabilities	386,012	654,273
Total Long-Term Liabilities	9,686,413	14,233,762
Total Liabilities	30,883,251	35,351,374

FONAR CORPORATION

STOCKHOLDERS' EQUITY

	June 30,
	2014	2013
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2014 and 2013, 313,438 issued and outstanding at June 30, 2014 and 2013	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2014 and 2013, issued and outstanding – none	-	-
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2014 and 2013, 6,057,483 and 5,980,775 issued at June 30, 2014 and 2013, respectively; 6,045,840 and 5,969,132 outstanding at June 30, 2014 and 2013, respectively	606	598
Class B common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2014 and 2013, 146 issued and outstanding at June 30, 2014 and 2013	-	-
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2014 and 2013, 382,513 issued and outstanding at June 30, 2014 and 2013	38	38
Paid-in capital in excess of par value	175,284,437	174,499,020
Accumulated deficit	(149,259,286)	(159,655,416)
Notes receivable from employee stockholders	(38,828)	(54,820)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2014 and 2013	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	25,311,608	14,114,061
Noncontrolling interests	20,594,984	23,685,215
Total Stockholders' Equity	45,906,592	37,799,276
Total Liabilities and Stockholders' Equity	$76,789,843	$73,150,650

FONAR CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2014	2013
Revenues
Product sales – net	$ 1,877,932	$ 3,939,140
Service and repair fees – net	10,082,631	10,841,935
Service and repair fees – related parties – net	110,000	110,000
Patient fee revenue, net of contractual allowances and discounts	24,307,192	7,481,865
Provision for bad debts for patient fee	(10,333,082)	(2,584,669)
Management and other fees – net	34,839,969	21,493,599
Management and other fees – related medical practices – net	7,620,835	7,859,944
Total Revenues – Net	68,505,477	49,141,814
Costs and Expenses
Costs related to product sales	1,067,120	3,656,635
Costs related to service and repair fees	2,496,985	3,213,420
Costs related to service and repair fees – related parties	27,242	32,603
Costs related to patient fee revenue	7,670,484	2,704,758
Costs related to management and other fees	20,851,065	12,998,243
Costs related to management and other fees – related medical practices	5,134,553	3,515,706
Research and development	1,760,821	1,438,560
Selling, general and administrative, inclusive of compensatory element of stock issuances of $223,000 and $415,021 for the years ended June 30, 2014 and 2013, respectively	15,388,239	12,501,621
Provision for bad debts	1,806,299	1,544,521
Total Costs and Expenses	56,202,808	41,606,067
Income from Operations	12,302,669	7,535,747
Other Income and (Expenses):
Interest expense	(884,541)	(500,362)
Investment income	238,928	217,598
Other (expense) income – net	(608,599)	725,488
Income before benefit (provision) for income taxes and noncontrolling interests	11,048,457	7,978,471
Benefit for Income Taxes	2,348,312	2,277,891
Net Income	$13,396,769	$10,256,362
Net Income – Noncontrolling Interests	(3,000,639)	(1,577,820)
Net Income – Controlling Interests	$ 10,396,130	$ 8,678,542

FONAR CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2014	2013
Net Income Available to Common Stockholders	$9,720,030	$8,107,367
Net Income Available to Class A Non-Voting Preferred Stockholders	$503,911	$425,708
Net Income Available to Class C Common Stockholders	$172,189	$145,467
Basic Net Income Per Common Share Available to Common Stockholders	$1.62	$1.37
Diluted Net Income Per Common Share Available to Common Stockholders	$1.58	$1.34
Basic and Diluted Income Per Share – Common C	$0.45	$0.38
Weighted Average Basic Shares Outstanding – Common Stockholder	6,009,822	5,933,318
Weighted Average Diluted Shares Outstanding – Common Stockholder	6,137,326	6,060,822
Weighted Average Basic Shares Outstanding – Class C Common	382,513	382,513
Weighted Average Diluted Shares Outstanding – Class C Common	382,513	382,513